UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A / A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

RURAL/METRO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	86-0746929
(State of incorporation or organization)	(IRS Employer Identification No.)

9221 East Via de Ventura, Scottsdale, AZ	85258
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box:  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box:  ☒

Securities Act registration statement file number to which this form relates:                      (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

AMENDMENT NO. 4 TO FORM 8-A

Rural/Metro Corporation, a Delaware corporation (the “Company”), is filing this Amendment No. 4 to supplement and amend the following items, exhibits or other portions of its Registration Statement on Form 8-A on file with the Securities and Exchange Commission (“SEC”) as amended by Amendment No. 1 on Form 8A/A filed with the SEC on August 29, 2005, Amendment No. 2 on Form 8A/A filed with the SEC on September 18, 2008 and Amendment No. 3 on Form 8A/A filed with the SEC on March 19, 2009 (the “Amended Registration Statement”). Capitalized terms used herein without definition shall have the meaning set forth in the Rights Agreement, as amended (the “Rights Agreement”), dated August 24, 2005 between the Company and Computershare Trust Company, N.A., as successor to Computershare Trust Company, Inc., as Rights Agent.

Item 1.	Description of Registrant’s Securities to be Registered

Item 1 of the Amended Registration Statement is amended to add the following paragraph as the last paragraph of Item 1:

Effective December 22, 2009, the Company and the Rights Agent entered into Amendment No. 3 to the Rights Agreement (the “Third Amendment”) to increase from 10% to 15% the triggering percentage at which a Person will become an Acquiring Person and at which a Distribution Date occurs (as such terms are therein defined). The Company entered into the Third Amendment after careful consideration of the Company’s improving position with respect to change-in-ownership rules under Section 382 of the Internal Revenue Code of 1986, as amended.

The foregoing summary of the Third Amendment is qualified in its entirety by reference to the Third Amendment, which is filed as Exhibit 4.1 hereto and is incorporated by reference herein.

Item 2.	Exhibits

Exhibit Number	Exhibit Description

4.1	Amendment No. 3 dated as of December 22, 2009 to the certain Stockholders Rights Agreement, dated as of August 24, 2005, between Rural/Metro Corporation and Computershare Trust Company, N.A., as successor to Computershare Trust Company, Inc., as Rights Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RURAL/METRO CORPORATION

Date: December 22, 2009	By:	/s/ KRISTINE B. PONCZAK
Kristine B. Ponczak
Senior Vice President and Chief Financial Officer

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